As filed with the Securities and Exchange Commission on July 18, 2025

Registration No. 333-288470

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ZYVERSA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	86-2685744
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

(754) 231-1688

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen C. Glover

Chief Executive Officer

ZyVersa Therapeutics, Inc.

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

(754) 231-1688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Faith L. Charles

Todd Mason
Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017-6232

Phone: (212) 344-5680

Fax: (212) 344-6101

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 18, 2025

Up to 23,624,938 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to (i) 17,500,008 shares of our common stock, par value $0.0001 per share (the “Common Stock”), that have been or may be issued and sold pursuant to that certain Equity Purchase Agreement, dated June 24, 2025 (the “Purchase Agreement”), that we entered into with Williamsburg Venture Holdings, LLC (“Williamsburg”) and (ii) 6,124,930 shares of Common Stock issuable to a Selling Stockholder upon exercise of that certain Series A-4 Common Stock purchase warrants (the “Series A-4 Warrants”) that we issued pursuant to that certain letter agreement, dated July 8, 2025 (the “Inducement Letter”). We collectively refer to the shares of Common Stock offered by the Selling Stockholders hereby as the “Shares.” See “The Williamsburg Transaction” for a description of the Purchase Agreement, “The Inducement Transaction” for a description of the Inducement Letter, and “Selling Stockholders” for additional information regarding the Selling Stockholders.

The prices at which the Selling Stockholders may resell the Shares offered hereby will be determined by the prevailing market price for the Common Stock or in negotiated transactions. We are registering the offer and sale of the Shares by the Selling Stockholders to satisfy registration rights we have granted to the Selling Stockholders under a registration rights agreement (the “Registration Rights Agreement”), dated June 24, 2025, and the Inducement Letter.

The Selling Stockholders may sell or otherwise dispose of the Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of the Shares being registered pursuant to this prospectus. A Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with such sale of the Shares.

The Selling Stockholders will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Shares, including legal and accounting fees. See “Plan of Distribution.”

Trading in the Common Stock on The Nasdaq Capital Market has been suspended as of the open of trading on July 17, 2025. However, the Common Stock continues trading under the symbol “ZVSA” in the over-the-counter market on the Pink Limited Market maintained by the OTC Markets Group Inc. Bid and ask and trade price information for our Common Stock is processed by participating brokers through the OTC Markets Group’s interdealer quotation and broker messaging system.

You should read this prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2025.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Unless expressly indicated or the context otherwise requires, references in this prospectus to the “Company,” the “Registrant,” “we,” “us” and “our” refer to ZyVersa (and the business of Old ZyVersa (as defined below) which became the business of ZyVersa after giving effect to the Business Combination).

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TRADEMARKS

This document and the information incorporated by reference herein contain references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, ™, or ℠ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names, and service marks. We do not intend our use or display of other companies’ trademarks, trade names, or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and any prospectus supplement delivered with this prospectus may contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including, but not limited to, statements regarding our future results of operations and financial position, business strategy, plans and prospects, existing and prospective products, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations and results, are forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “can,” “could,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “might,” “should,” “will,” or “would” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements contain these identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements:

Factors that may impact such forward-looking statements include:

●	Our ability to maintain adequate technology, intellectual property, data privacy, and cybersecurity practices.

●	Our reliance on third parties.

●	The risks related to general economic and financial market conditions, including the impact of supply chain disruptions and inflationary cost pressures.

●	The possibility of an economic recession.

●	The impact of the political, legal, and regulatory environment.

●	The changing landscape of the industries in which we operate.

●	Our ability to raise capital, which may not be available on acceptable terms or at all, to execute our business plan.

●	The outbreak of an infectious disease, such as the COVID-19 or a new variant thereof, or emergence of another epidemic or pandemic that can potentially disrupt our business plans, product development activities, ongoing clinical trials, including the timing and enrollment of patients, and the health of our employees.

●	The limited liquidity and trading of our common stock.

●	Volatility in the price of our common stock due to a variety of factors, including changes in the competitive and highly regulated industries in which we operate, variations in performance across competitors, and changes in laws and regulations affecting our business.

●	Our ability to access equity markets and obtain financing following the suspension of trading on The Nasdaq Capital Market (the “Nasdaq”).

●	Geopolitical changes and changes in applicable laws or regulations.

●	Our operational risks.

●	Litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands resulting therefrom.

Forward-looking statements contained in this prospectus are based on the Company’s current expectations and beliefs and are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, that information may be limited or incomplete. Our forward-looking statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

These risks and uncertainties include, but are not limited to, those factors discussed under the heading “Risk Factors” below and those described in the section titled “Risk Factors” incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and in our other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in our forward-looking statements. Furthermore, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

We qualify all of our forward-looking statements by these cautionary statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You should read this prospectus and the documents incorporated by reference herein and filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including all documents incorporated by reference. In particular, attention should be directed to our “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus, including any prospectus supplement incorporated by reference hereto, and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto. See also the section titled “Where You Can Find More Information.” Unless expressly indicated or the context requires otherwise, the terms the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to ZyVersa (and the business of Old ZyVersa, which became the business of ZyVersa after giving effect to the Business Combination).

Overview

We are a clinical stage biopharmaceutical company leveraging proprietary technologies to develop drugs for patients with chronic renal or inflammatory diseases with high unmet medical needs. Our mission is to develop drugs that optimize health outcomes and improve patients’ quality of life.

We have two proprietary globally licensed drug development platforms, each of which was discovered by research scientists at the University of Miami, Miller School of Medicine (the “University of Miami” or “University”). These development platforms are:

●	Cholesterol Efflux Mediator™ VAR 200 (2-hydroxypropyl-beta-cyclodextrin or “2HPβCD”) is an injectable drug in clinical development for treatment of renal diseases. VAR 200 was licensed from L&F Research LLC on December 15, 2015. L&F Research was founded by the University of Miami research scientists who discovered the use of VAR 200 for renal diseases.

●	Inflammasome ASC Inhibitor IC 100 is a humanized monoclonal antibody in preclinical development for treatment of inflammatory conditions. IC 100 was licensed from InflamaCore, LLC on April 18, 2019. InflamaCore, LLC was founded by the University of Miami research scientists who invented IC 100.

We believe that each of our product candidates has the potential to treat numerous indications in their respective therapeutic areas. Our strategy is to focus on indication expansion to maximize commercial potential.

Our renal pipeline is initially focused on rare, chronic glomerular diseases. Our lead indication for VAR 200 is focal segmental glomerulosclerosis (“FSGS”). On January 21, 2020, we filed an Investigational New Drug application (“IND”) for VAR 200, and the United States Food and Drug Administration (“FDA”) has allowed our development plans to proceed to a Phase 2a trial in patients with FSGS based on the risk/benefit profile of the active ingredient (2HPβCD). Prior to initiating a Phase 2a trial in patients with FSGS, we have initiated a small open-label Phase 2a trial in patients with diabetic kidney disease in which we expect to obtain patient proof-of-concept data more quickly than in an FSGS trial. This will enable assessment of drug effects as patients proceed through treatment and will provide insights for developing a larger Phase 2a/b protocol in patients with FSGS. VAR 200 has pharmacologic proof-of-concept data in animal models representative of FSGS, Alport Syndrome, and diabetic kidney disease providing opportunity for indication expansion.

Our Inflammasome ASC Inhibitor IC 100 focuses on chronic inflammatory diseases. Our lead indication for IC 100 is obesity with cardiometabolic complications. IC 100’s preclinical development is nearing completion. Our focus is on advancing IC 100 toward a currently planned IND submission in H2-2025, followed by initiation of a Phase 1 trial in healthy overweight patients with a BMI between 27 – 30. IC 100 has preclinical data in animal models representing six different indications, each demonstrating that IC 100 attenuates pathogenic inflammasome signaling pathways leading to reduced inflammation and improved histopathological and/or functional outcomes. Those indications are stroke-related cardiovascular injury, retinopathy of prematurity (“ROP”), multiple sclerosis (“MS”) acute respiratory distress syndrome (“ARDS”), spinal cord injury, and traumatic brain injury (TBI). Likewise, preclinical studies are underway in Alzheimer’s and Parkinson’s diseases, and we are preparing to initiate an IND-enabling preclinical study in an animal model of diet-induced obesity.

Recent Developments

The Inducement Transaction

On July 9, 2025, we consummated the transactions contemplated under the Inducement Letter. Pursuant to the terms of the Inducement Letter, the Selling Stockholder party to such transactions exercised for cash Series A-2 Common Stock purchase warrants, as amended (the “Series A-2 Warrants”), and Series A-3 Common Stock purchase warrants (the “Series A-3 Warrants”) for an aggregate of 3,062,465 shares of Common Stock, and, as inducement to exercise the foregoing warrants, we issued the Series A-4 Warrants exercisable for 6,124,930 Shares to such Selling Stockholder. The original exercise price for the Series A-2 and Series A-3 Warrants was $1.00 per share, which we reduced to $0.67 in accordance with the terms of the Inducement Letter. We received gross proceeds of approximately $2.05 million. A.G.P./Alliance Global Partners acted as our financial advisor in connection with the transactions described above for a cash fee of 6.5% of the aggregate gross proceeds. See “The Inducement Transaction” elsewhere in this prospectus for further details.

The Williamsburg Transaction

On June 24, 2025, we entered into the Purchase Agreement with Williamsburg. The Purchase Agreement provides us with an equity line of credit, pursuant to which we have the right, but not the obligation, to sell to Williamsburg up to an aggregate of $10 million of Shares (the “EPA Shares”) in a series of transactions. Subject to certain conditions, Williamsburg is obligated to purchase the EPA Shares under the terms of the Purchase Agreement to the extent we choose to sell such EPA Shares to it. We agreed to issue to Williamsburg shares of Common Stock (the “Commitment Shares”) equal to approximately 2.5% of the EPA Shares that we sell to Williamsburg under the Purchase Agreement upon the consummation of each issuance of EPA Shares pursuant thereto. The Purchase Agreement’s term is through the earlier of June 24, 2027, or the date on which Williamsburg shall have purchased EPA Shares up to the maximum amount established by the facility. See “The Williamsburg Transaction” elsewhere in this prospectus for further details.

Nasdaq Delisting

We previously disclosed of receiving a notice from the Nasdaq Listing Qualifications Department (the “Staff”) of its determination to delist our securities due to our noncompliance with the minimum bid price requirements under Listing Rule 5550(a)(2). We had appealed the Staff’s decision and requested an exception to complete the Company’s compliance plan. On July 15, 2025, we received a determination letter (the “Delisting Letter”) from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) has determined to deny the Company’s request to continue its listing on The Nasdaq Capital Market. The Delisting Letter provides that trading in our Common Stock on Nasdaq will be suspended at the open of trading on July 17, 2025. Our Common Stock is expected to begin trading on the Pink Limited Market maintained by the OTC Markets Group Inc. on or about July 17, 2025.

Corporate Information

On December 12, 2022 (the “Closing Date”), we consummated a business combination pursuant to the terms of that certain Business Combination Agreement, dated July 20, 2022, as amended from time to time (the “Business Combination Agreement”), by and among ZyVersa Therapeutics, Inc., a Florida corporation (“Old ZyVersa”), the representative of Old ZyVersa’s shareholders named therein (the “Securityholder Representative”), Larkspur Health Acquisition Corp., a Delaware corporation (“Larkspur”) and Larkspur Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Larkspur (the “Merger Sub”). Pursuant to the terms of the Business Combination Agreement (and upon all other conditions of the Business Combination Agreement being satisfied or waived), on the Closing Date of the Business Combination and transactions contemplated thereby, (i) Larkspur changed its name to “ZyVersa Therapeutics, Inc.”, a Delaware corporation and (ii) the Merger Sub merged with and into Old ZyVersa (the “Merger”), with Old ZyVersa as the surviving company in the Merger and, after giving effect to such Merger, Old ZyVersa became a wholly-owned subsidiary of the Company.

Our principal executive offices are located at 2200 North Commerce Parkway, Suite 208, Weston, Florida 33326, and our telephone number is (754) 231-1688. Our website address is http://www.zyversa.com. The information contained on or otherwise accessible through our website is not part of this prospectus.

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THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus and in the documents incorporated by reference herein.

Issuer:	ZyVersa Therapeutics, Inc.

Common Stock offered by the Selling Stockholders:	Up to 23,624,938 Shares, comprised of up to (i) 17,073,179 EPA Shares that have been or may be issued to Williamsburg pursuant to the Purchase Agreement, (ii) 426,829 Commitment Shares that have been or may be issued as consideration to Williamsburg for entering into the Purchase Agreement, and (iii) 6,124,930 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Series A-4 Warrants.

Offering Price:	The Selling Stockholders will sell the shares at prevailing market prices or privately negotiated prices.

Common Stock outstanding immediately before this offering:	7,935,921 shares of Common Stock.

Common Stock to be outstanding after this offering:	31,560,859 shares of Common Stock, assuming that the full amount available to us under the Purchase Agreement is sold and all Commitment Shares and Warrant Shares are issued.

Use of Proceeds:	The Selling Stockholders will receive all of the proceeds from the sale of the Shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the Shares by the Selling Stockholders. However, we may receive aggregate gross proceeds of up to $10 million from the sale of our Common Stock under the Purchase Agreement and approximately $4.1 million in net proceeds of all of Series A-4 Warrants are exercised for cash. Any proceeds from the Selling Stockholders that we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Ticker Symbol:	The Common Stock previously traded on The Nasdaq Capital Market under the symbol “ZVSA.” As of the open of trading on July 17, 2025, trading in the Common Stock on Nasdaq has been suspended. The Common Stock continues to be traded in the over-the-counter market under the symbol “ZVSA” and quoted on the Pink Limited Market.

Risk Factors:	See “Risk Factors” and other information included in this prospectus and in the documents incorporated by reference herein for a discussion of certain factors you should consider before investing in our securities.

The number of shares of Common Stock to be outstanding after the offering is based on 7,935,921 shares of Common Stock outstanding as of June 30, 2025 and excludes, as of that date, the following:

●	691 shares issuable upon the exercise of certain private placement warrants issued in connection with Larkspur’s initial public offering on December 23, 2021 (“IPO”), with a weighted-average exercise price of $4,025 per share;

●	16,644 shares issuable upon the exercise of the public warrants issued to investors in connection with the IPO, with a weighted-average exercise price of $4,025 per share;

●	4,193 shares underlying warrants of Old ZyVersa, that we assumed, 3,651 of which are currently exercisable by holders of the Old ZyVersa warrants and have a weighted-average exercise price of $2,415.10 per share, and 542 of which will become exercisable upon our achievement of certain milestones;

●	13,944 shares issuable upon the exercise of the private warrants sold along with the shares of Larkspur Series A Convertible Preferred Stock (the “PIPE Shares”) sold to certain PIPE investors, with a weighted-average exercise price of $700 per share;

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●	31,489 shares underlying the PIPE Shares, with a weighted-average exercise price of $313.45 per share;

●	16,027 shares issuable upon the exercise of the common stock purchase warrants that we issued in connection with a public offering that we completed on July 26, 2023, with a weighted-average exercise price of $57.75 per share;

●	20,347 shares issuable upon exercise of the new inducement warrants issued to existing warrant holders in September 2023, with a weighted-average exercise price of $47.50 per share;

●	4,050 shares issuable upon the exercise of the Series A common stock purchase warrants that we issued in connection with a public offering that we completed on December 11, 2023, with a weighted-average exercise price of $12.50 per share;

●	679,800 shares issuable upon the exercise of the Series A-2 common stock purchase warrants that we issued in connection with the inducement offer that we completed on or about November 5, 2024, with a weighted average exercise price of $2.06 per share;

●	4,979 shares issuable upon exercise of stock options issued pursuant to our 2014 Equity Incentive Plan, with a weighted-average exercise price of $4,111.38 per share;

●	4,157 shares issuable upon exercise of stock options issued pursuant to our 2022 Omnibus Equity Incentive Plan, with a weighted-average exercise price of $152.46 per share;

●	324 shares issuable upon exercise of stock options issued from inducement grants, with a weighted-average price of $744.66 per share;

●	72 shares issuable upon conversion of our Series A convertible preferred stock; and

●	2,067 shares issuable upon conversion of our Series B convertible preferred stock.

Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes no issuance of Shares under the Purchase Agreement and no exercise of the Series A-4 Warrants offered hereby.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference in this prospectus in their entirety, before making an investment decision. If any of the risks described therein or below actually occur, our business, operating results, prospects, or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

As an investor, you may lose all of your investment.

Investing in our securities involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

It is not possible to predict the actual number of Shares we will sell under the Purchase Agreement or issue upon exercise of the Series A-4 Warrants, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to Williamsburg at any time throughout the term of the Purchase Agreement. The actual number of EPA Shares that are sold to Williamsburg to the Purchase Agreement may depend on a number of factors, including the market price of the Common Stock during the sales period. Actual gross proceeds may be less than $10 million, which may impact our future liquidity. Because the price per share of each EPA Share sold to Williamsburg will fluctuate during the sales period, it is not currently possible to predict the number of Shares that will be sold or issued, or the actual gross proceeds to be raised in connection with those sales.

The exercise price of the Series A-4 Warrants may be higher than the prevailing market price of our Common Stock and, hence, may not be advantageous for the Selling Stockholder (to whom we issued the Series A-4 Warrants) to exercise the Series A-4 Warrants. Because the value of the Common Stock will fluctuate, it is not possible to predict when the value of the Common Stock will align with the exercise price of the Series A-4 Warrants. If the Series A-4 Warrants are “out of the money,” there is a high likelihood that such Selling Stockholder may choose not to exercise the Series A-4 Warrants, and we may not receive any proceeds from the exercise of such warrants.

The terms of the Purchase Agreement limit the amount of Shares we may issue to the Selling Stockholder, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell our Shares to Williamsburg, including, subject to specified limitations, if a sale would cause Williamsburg to beneficially own more than 19.99% of our issued and outstanding shares of Common Stock we may not sell to Williamsburg any Shares. Accordingly, we cannot guarantee that we will be able to sell the full number of Shares, if any, that Williamsburg has committed to purchase. If we cannot sell the full amount of Shares that Williamsburg has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Pursuant to the terms of the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of Shares sold to Williamsburg. Similarly, Williamsburg may sell such Shares at different times and at different prices. Investors may experience a decline in the value of the Shares they purchase from Williamsburg in this offering as a result of sales made by us in future transactions to Williamsburg at prices lower than the prices they paid.

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The issuance of Common Stock to the Selling Stockholders may cause substantial dilution to our existing stockholders, and the sale of such shares acquired by the Selling Stockholders could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholders up to 23,624,938shares of Common Stock, consisting of 17,073,179 EPA Shares that we may issue and sell to Williamsburg under the Purchase Agreement from time to time, up to 426,829 Commitment Shares, and up to 6,124,930 Warrant Shares. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholders under this prospectus is dependent upon the number of shares of Common Stock issued to Williamsburg pursuant to the Purchase Agreement and to the Selling Stockholder holding Series A-4 Warrants upon its exercise of the Series A-4 Warrants. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of Shares to the Selling Stockholders may cause the trading price of our Common Stock to decline.

Risks Related to Ownership of Our Securities

Our Common Stock is currently traded on the Pink Limited Market, which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock no longer trades on any exchange. As previously disclosed, the Nasdaq Listing Qualifications Department (the “Staff”) notified the Company of its determination to delist the Common Stock because the Company is not in compliance with the minimum bid price requirements under Listing Rule 5550(a)(2). We timely appealed the Staff’s decision and requested an exception to complete our compliance plan. On July 15, 2025, we received a determination letter from Nasdaq, indicating that the Nasdaq Hearings Panel (the “Panel”) determined to deny our request to continue our listing on Nasdaq. The Company has 15 days from the date of the Panel’s decision to request that the Council review the Panel’s decision. The Council may, on its own motion, determine to review the Panel’s decision within 45 calendar days after issuance of the Letter. As of the open of trading on July 17, 2025, trading in the Common Stock on Nasdaq has been suspended.

Our Common Stock continues trading under the symbol “ZVSA” in the over-the-counter market on the Pink Limited Market maintained by the OTC Markets Group Inc. The Pink Limited Market is an inter-dealer quotation system much less regulated than the national exchanges, and trading in our Common Stock may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may affect your ability to trade the Common Stock.

We are currently seeking to uplist to the OTCQB Venture Market. However, there is no assurance that our Common Stock will be quoted on the OTCQB Venture Market, listed on a national exchange, or a market for the Common Stock will further develop.

Risks Related to our Financial Position and Need for Capital

We may be unable to continue as a going concern.

We are a clinical stage pharmaceutical company with no commercial products. Our primary product candidates will require additional preclinical and/or clinical development and investment before they could potentially be commercialized. As a result, we have not generated any revenue from operations since inception, and we have incurred substantial net losses to date. Moreover, our cash position is vastly inadequate to support our business plans and substantial additional funding will be needed to pursue those plans, which include further research and development of our primary product candidates, seeking regulatory approval for those product candidates, and pursuing their commercialization in the United States and other markets. Our independent registered public accounting firm’s report for the year ended December 31, 2024, contains an explanatory paragraph that expresses doubt about our ability to continue as a going concern. Those circumstances raise substantial doubt about our ability to continue as a going concern. In particular, we believe that our current cash on hand will only be sufficient to meet our anticipated cash requirements on a month-to month basis. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect the value of our capital stock and our ability to raise new capital or to enter into critical contractual relations with third parties.

We will need additional capital to develop and commercialize our product candidates. If we are unable to raise sufficient capital, we would be forced to delay, reduce or eliminate our product development programs.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we progress clinical trials for VAR 200 and continue to conduct preclinical development of IC 100. We have no commitments or arrangements for any additional financing to fund our development and commercialization efforts for VAR 200, IC 100, or any other product candidate that we may seek to develop. We will need to raise substantial additional capital to develop and commercialize VAR 200, IC 100, and any other product candidate that we may seek to develop. Because successful development of VAR 200 or IC 100 is uncertain, we are unable to estimate the actual funds required to complete their development and commercialization.

Until we can generate a sufficient amount of revenue, if ever, from VAR 200, IC 100, or any other product candidate that we may seek to develop, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or curtail, our operations. To the extent that we raise additional funds by issuing equity securities, or securities convertible into equity securities, the ownership of our then existing stockholders may be diluted, which dilution could be significant depending on the price at which we may be able to sell our securities. Also, if we raise additional capital through the incurrence of indebtedness, we may become subject to additional covenants restricting our business activities as the holders of debt instruments may have rights and privileges senior to those of our equity investors, and servicing the interest and principal repayment obligations under such debt instruments could divert funds that would otherwise be available to support research and development, clinical or commercialization activities. As a result, we may not be able to enter into collaborations that we seek to establish. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

●	the initiation, progress, timing, costs and results of preclinical and clinical trials for our product candidates;

●	FDA requirement to perform additional studies for our product candidates that we seek to develop beyond those that we anticipate;

●	the terms and timing of any future collaboration, licensing or other arrangements that we may establish;

●	the outcome, timing, and cost of regulatory approvals;

●	the effect of competing technological and market developments;

●	the cost and timing to establish commercial-scale outsourced manufacturing capabilities;

●	market acceptance of our product candidates, if we receive regulatory approval;

●	the cost of establishing sales, marketing, and distribution capabilities for our product candidates, if we receive regulatory approval; and

●	the extent to which we acquire, license, or invest in businesses, products or technologies.

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The WILLIAMSBURG Transaction

Terms of the Williamsburg Transaction

On June 24, 2025, we entered into the Purchase Agreement with Williamsburg. Pursuant to the Purchase Agreement, we have the right to sell to Williamsburg up to an aggregate of $10 million (the “Investment Amount”) of shares of our Common Stock from time to time during the term of the Purchase Agreement, subject to certain conditions and limitations. Sales of EPA Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option and we are under no obligation to sell securities pursuant to this arrangement. EPA Shares may be sold by us pursuant to this arrangement over a period ending on the earlier of June 24, 2027, or the date on which Williamsburg shall have purchased EPA Shares pursuant to the Purchase Agreement for an aggregate purchase price of the Investment Amount; provided, however that we can terminate the Purchase Agreement at any time upon written notice, subject to the satisfaction of the conditions in the Purchase Agreement.

Upon the satisfaction of the conditions in the Purchase Agreement, including that a registration statement that we agreed to file with the SEC pursuant to the Purchase Agreement is declared effective by the SEC and a final prospectus in connection therewith is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the period described above, to direct Williamsburg to purchase up to a fixed maximum number of EPA Shares as set forth in the Purchase Agreement; provided, that Williamsburg’s maximum commitment under any single fixed purchase will not exceed five hundred percent (500%) of the average daily trading volume of the Common Stock for the ten (10) trading days prior to the requested closing date of the sale, and (ii) two million dollars ($2,000,000.00), provided however that the initial sale to Williamsburg under the Purchase Agreement may be up to two million dollars ($2,000,000.00) regardless of the average daily trading volume of the Common Stock for the ten (10) trading days prior to the requested closing date of the sale.

The purchase price per EPA Share that may be sold to Williamsburg under the Purchase Agreement in such purchases equals 94% of the lowest daily dollar volume-weighted average price for the Common Stock during the three (3) trading days immediately following the clearing date associated with the applicable sale (the “Valuation Period”).

The Company will also issue to Williamsburg up to 426,829 Commitment Shares. Commitment Shares will be issued to Williamsburg as sales are made under the Purchase Agreement and in amount equal to the total amount of Commitment Shares multiplied by the quotient of the amount paid by Williamsburg for the subject Shares divided by the Investment Amount.

The issuance of the Shares to Williamsburg is being made pursuant to exemptions from the registration requirement of the Securities Act provided by Section 4(a)(2) thereof.

The Company will control the timing and amount of any sales of EPA Shares to Williamsburg. Actual sales of EPA Shares to Williamsburg under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for us and our operations.

Under the applicable rules of the Nasdaq, in no event may we issue more than a number of Shares (including the Commitment Shares) representing 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) to Williamsburg under the Purchase Agreement, unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap.

In all instances, we may not sell securities to Williamsburg under the Purchase Agreement if such sale would result in Williamsburg beneficially owning more than 19.99% of the Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell EPA Shares. To the extent we sell EPA Shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital, and other general corporate purposes.

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There are no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages in the Purchase Agreement. Williamsburg has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock during certain periods.

Pursuant to the Registration Rights Agreement, we have agreed to file a registration statement with the SEC to register for resale under the Securities Act the EPA Shares and the Commitment Shares that may be issued to Williamsburg under the Purchase Agreement. The filing of the registration statement of which this prospectus forms a part was made to satisfy this obligation. The Registration Rights Agreement and the Purchase Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon written notice to Williamsburg, provided however, subject to certain exceptions, if we terminate the Purchase Agreement we must issue the Commitment Shares.

Neither we nor Williamsburg may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by the parties except in writing. We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to Williamsburg under the Purchase Agreement after the date of this prospectus.

We are registering for resale under this prospectus 17,500,008 shares of Common Stock, which represents (i) 17,073,179 EPA Shares that we may issue and sell to Williamsburg under the Purchase Agreement and (ii) 426,829 Commitment Shares that we may issue to Williamsburg as consideration for entering into the Purchase Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell EPA Shares to Williamsburg under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the full Investment Amount. If all of such 17,500,008 shares of Common Stock offered hereby were issued and outstanding as of the date of this prospectus, such shares would represent approximately 55% of the total number of outstanding shares of Common Stock.

Issuances of our Common Stock to Williamsburg under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Williamsburg under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Williamsburg under the Purchase Agreement. See “Risk Factors.”

Effect of Performance of the Purchase Agreement on our Stockholders

All Shares registered in this offering that may be issued or sold by us to Williamsburg under the Purchase Agreement are expected to be freely tradable. The resale by Williamsburg of a significant number of Shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to Williamsburg, if any, will depend upon market conditions and other factors to be determined by us. If and when we do sell Shares to Williamsburg, after Williamsburg has acquired the Shares, Williamsburg may resell all, some or none of those Shares at any time or from time to time in its discretion. Therefore, sales to Williamsburg by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of Shares to Williamsburg under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Shares or the mere existence of our arrangement with Williamsburg may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Shares to Williamsburg, and the Purchase Agreement may be terminated by us at any time at our discretion, subject to certain conditions.

The following table sets forth the amount of gross proceeds we would receive from Williamsburg from our sale of shares of Common Stock to Williamsburg under the Purchase Agreement at varying purchase prices:

Assumed Purchase Price Per EPA Share(1)	Total Number of EPA Shares and Commitment Shares	Percentage of Outstanding Common Stock After Giving Effect to the Issuance of the EPA Shares and the Commitment Shares(2)	Proceeds from the Sale of the EPA Shares and the Commitment Shares
$0.40	25,426,829.00	76.21%	$10,000,000
$0.45	22,649,051.22	74.05%	$10,000,000
$0.50	20,426,829.00	72.02%	$10,000,000
$0.55	18,608,647.18	70.10%	$10,000,000
$0.60	17,093,495.67	68.29%	$10,000,000
$0.65	15,811,444.38	66.58%	$10,000,000
$0.70	14,712,543.29	64.96%	$10,000,000
$0.75	13,760,162.33	63.42%	$10,000,000

(1)	The purchase price per share equals 94% of the lowest daily volume-weighted average price of the Common Stock during the Valuation Period.
(2)	Based on 7,935,921 shares of Common Stock outstanding as of June 30, 2025.

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The Inducement Transaction

On July 8, 2025, we entered into the Inducement Letter with a Selling Stockholder that held certain (i) outstanding Series A-2 Warrants exercisable for up to an aggregate of 957,200 shares of Common Stock and (ii) Series A-3 Warrants exercisable for up to an aggregate of 2,105,265 shares of Common Stock.

Pursuant to the Inducement Letter, the respective Selling Stockholder agreed to exercise the Series A-2 Warrants and the Series A-3 Warrants for cash at a reduced exercise price of $0.67 per share. In consideration for the Selling Stockholder’s agreement to exercise such warrants, we agreed to issue to the Selling Stockholder the Series A-4 Warrants to purchase up to 6,124,930 shares of Common Stock, representing 200% of the number of shares of Common Stock that were to be issued pursuant to such Selling Stockholder’s exercise of the Series A-2 and Series A-3 Warrants. Closing of the transactions contemplated by the Inducement Letter occurred on July 9, 2025.

The issuance of the Warrant Shares is subject to stockholder approval under applicable rules and regulations of The Nasdaq Stock Market LLC, to the extent required by such rules and regulations (“Stockholder Approval”), and, therefore, the initial exercise date of the Series A-4 Warrants is the date on which Stockholder Approval is received and deemed effective (the “Stockholder Approval Date”). The Series A-4 Warrants expire on the five year anniversary of the Stockholder Approval Date and have an exercise price of $0.67 per Warrant Share, subject to certain adjustments set forth in the Series A-4 Warrants. The warrants provide for cashless exercise under certain circumstances, pursuant to which the Selling Stockholder will receive upon exercise a number of shares of Common Stock determined according to a formula contained in the Series A-4 Warrants. Exercise of the Series A-4 Warrants is limited by beneficial ownership limitations contained in such warrants, preventing the respective Selling Stockholder from exercising the Series A-4 Warrants to the extent that the Selling Stockholder would own more than 4.99% (or, at the election of such holder, 9.99%) of the outstanding shares of Common Stock immediately after exercise. Copies of the Inducement Letter and the form of Series A-4 Warrants have been filed as exhibits to our Current Report on Form 8-K filed with the SEC on July 9, 2025.

We issued the Series A-4 Warrants pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2).

A.G.P./Alliance Global Partners acted as our financial advisor in connection with the transactions contemplated under the Inducement Letter and received a cash fee equal to 6.5% of the aggregate gross proceeds raised in such transactions.

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USE OF PROCEEDS

This prospectus relates to shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the resale of the Shares by the Selling Stockholders.

We may receive up to $10 million in aggregate gross proceeds if we issue EPA Shares to Williamsburg under the Purchase Agreement. We estimate that the net proceeds to us from the sale of EPA Shares to Williamsburg pursuant to the Purchase Agreement would be up to $9,992,500, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Williamsburg under the Purchase Agreement, and after deducting other estimated fees and expenses. We may receive up to approximately $4.1 million in aggregate gross proceeds if the Selling Stockholder to whom the Series A-4 Warrants were issued exercises such warrants in full for cash. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the Selling Stockholders that we receive under the Purchase Agreement and pursuant to the Series A-4 Warrants are currently expected to be used primarily for working capital and general corporate purposes. We have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Our Board believes the flexibility in application of the net proceeds is prudent. As we are unable to predict the timing or amount of Shares that we may sell under the Purchase Agreement or issue pursuant to the Series A-4 Warrants, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no Shares will be issued under the Purchase Agreement and the Series A-4 Warrants expire without being exercised.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

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SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Stockholders of any or all of the Shares that may be issued by us under the Purchase Agreement and upon exercise of the Series A-4 Warrants. For additional information regarding the issuance of Common Stock covered by this prospectus, see the sections titled “The Williamsburg Transaction” and “The Inducement Transaction” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement that we entered into with Williamsburg on June 24, 2025, and the Inducement Letter in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the Registration Rights Agreement, and the Inducement Letter, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholders and the shares of Common Stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of July 11, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholders may offer under this prospectus. The Selling Stockholders may sell some, all or none of their shares of Common Stock in this offering. We do not know how long the Selling Stockholders will hold the shares of Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of Common Stock.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholders have voting and investment powers. The percentage of shares of Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 7,935,921 shares of our Common Stock outstanding on July 11, 2025. Because the purchase price of the EPA Shares issuable under the Purchase Agreement is determined on each purchase date, the number of Shares that may actually be sold by us under the Purchase Agreement, may be fewer than those being offered by this prospectus. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus.

Name of Selling	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this		Number of Shares of Common Stock Owned After Offering
Stockholder	Number	Percent	Prospectus		Number(1)	Percent
Williamsburg Venture Holdings, LLC (2)	0	—%	17,500,008	(3)	0	—%
Armistice Capital, LLC (4)	0	—%	6,124,930	(5)	0	—%

(1)	Assumes the sale of all Shares being offered pursuant to this prospectus.

(2)	Ronald Glenn is the Managing Member of Williamsburg Venture Holdings, LLC, and has sole voting control and investment discretion over the securities held by Williamsburg Venture Holdings, LLC. Mr. Glenn disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Williamsburg Venture Holdings, LLC is 395 Leonard St, Suite 719, Brooklyn, New York, 11211.

(3)	Consists of 17,073,179 EPA Shares and 426,829 Commitment Shares.

(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Series A-4 Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)	Consists of 6,124,930 Warrant Shares.

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PLAN OF DISTRIBUTION

The Shares offered by this prospectus are being offered by the Selling Stockholders. The securities may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the securities offered by this prospectus could be effected in one or more of the following methods:

● ordinary brokers’ transactions;

● transactions involving cross or block trades;

● through brokers, dealers, or underwriters who may act solely as agents;

● “at the market” into an existing market for our Common Stock;

● in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

● in privately negotiated transactions; or

● any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Williamsburg is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Williamsburg may use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Williamsburg has informed us that each such broker-dealer will receive commissions from Williamsburg that will not exceed customary brokerage commissions.

The other Selling Stockholder identified herein and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that such Selling Stockholder shall not be deemed to be an underwriter solely as a result of its participation in this offering). Any discounts, commissions, concessions or profit it earns on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. If such Selling Stockholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

We know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholders, any compensation paid by the Selling Stockholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholders.

Pursuant to the Purchase Agreement, we also have agreed to indemnify Williamsburg and certain other persons and Williamsburg has agreed to indemnify us against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act.

We estimate that the total expenses for the offering will be approximately $55,000.

Williamsburg has agreed that during the term of the Purchase Agreement, neither Williamsburg, nor any of its affiliates will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock, which establishes a net short position with respect to our Common Stock.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholders.

Our Common Stock no longer trades on any exchange. As of the open of trading on July 17, 2025, trading in the Common Stock on Nasdaq has been suspended. Our Common Stock continues trading under the symbol “ZVSA” in the over-the-counter market on the Pink Limited Market maintained by the OTC Markets Group Inc.

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DESCRIPTION OF CAPITAL STOCK

The following is a description of the Company’s capital stock as set forth in certain provisions of our Second Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and our Second Amended and Restated Bylaws, as amended to date (the “Bylaws”), each previously filed with the SEC and incorporated by reference as an exhibit to this registration statement to which this prospectus forms a part. This summary does not purport to be complete and is qualified in its entirety by the full text of the Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable portions of the DGCL carefully.

Authorized Capitalization

The total amount of authorized capital stock of the Company consists of:

●	250,000,000 shares of Common Stock, par value $0.0001 per share; and

●	1,000,000 shares of preferred stock, par value $0.0001 per share.

As of July 11, 2025, our issued and outstanding capital stock consists of 7,935,921 shares of Common Stock, 50 shares of Series A convertible preferred stock and 5,062 shares of Series B convertible preferred stock. Our Common Stock no longer trades on any exchange but continues trading under the symbol “ZVSA” in the over-the-counter market on the Pink Limited Market.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on Common Stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other Rights

The holders of Common Stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Preferred Stock

As of the date of this prospectus, we have (i) 50 shares of Series A convertible preferred stock issued and outstanding, which are convertible into 72 shares of Common Stock at a conversion price of $700 per share, and (ii) 5,062 shares of Series B convertible preferred stock issued and outstanding, which are convertible into 2,067 shares of Common Stock at a conversion price of $2,450 per share. The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

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Anti-Takeover Effects

The Certificate of Incorporation and the Bylaws contain provisions that may delay, deter or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the board of directors the power to discourage mergers that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Board Composition, Filling Vacancies, and Staggered Board of Directors

The Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors. Any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal. Furthermore, the Certificate of Incorporation divides our board of directors into three classes with staggered three-year terms. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Special Meetings of Stockholders

Our Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the board of directors, (b) the board of directors or (c) the Chief Executive Officer or President of the Company, provided that such special meeting may be postponed, rescheduled or canceled by the board of directors or other person calling the meeting. The Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing and in proper form to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

The board of directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Company also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by the Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of preferred stock) or the Bylaws of the Company, the adoption, amendment or repeal of the Bylaws by the stockholders of the Company shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote generally in an election of directors, voting together as a single class.

Delaware Anti-Takeover Statute

Provisions of the DGCL and our Certificate of Incorporation could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Common Stock.

In addition, our Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

●	no cumulative voting with respect to the election of directors;

●	the board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances;

●	directors may only be removed from the board of directors for cause; and

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

Forum Selection Clause

Our Certificate of Incorporation includes a forum selection clause. Our Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

●	derivative action or proceeding brought on the Company’s behalf;

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●	action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or stockholder of the Company to the Company or the Company’s stockholders;

●	action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising pursuant to any provision of the DGCL, our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

●	action to interpret, apply, enforce or determine the validity of our charter or bylaws; or

●	other action asserting a claim against the Company or any current or former director, officer, or stockholder of the Company that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with our Bylaws, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that no director or officer of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Delaware law provides that a director or officer of the corporation’s personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer may be eliminated or limited, except liability for:

●	any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions;

●	any transactions from which the director or officer derived an improper personal benefit; and

●	an officer in any action by or in the right of the corporation.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Our Certificate of Incorporation also provides that we generally will indemnify our current and former directors and officers to fullest extent authorized or permitted by applicable law.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent

The Transfer Agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Common Stock no longer trades on any exchange. As of the open of trading on July 17, 2025, trading in the Common Stock on Nasdaq has been suspended. Our Common Stock continues trading under the symbol “ZVSA” in the over-the-counter market on the Pink Limited Market.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Thompson Hine LLP, New York, New York.

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EXPERTS

The consolidated financial statements of ZyVersa Therapeutics, Inc. as of December 31, 2024 and December 31, 2023, and for the years then ended, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere therein, and have been incorporated by reference herein and in the registration statement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 12, 2025;

●	our Current Reports on Form 8-K filed with the SEC on March 7, 2025, April 7, 2025, May 30, 2025. June 12, 2025, June 25, 2025, July 9, 2025 and July 16, 2025;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 17, 2025;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2025; and

●	the description of our securities set forth in Exhibit 4.8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, together with any amendment or report filed with the SEC for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes, or replaces such statement.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at www.sec.gov. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

ZyVersa Therapeutics, Inc.

Attn: Secretary

2200 N. Commerce Parkway, Suite 208

Weston, Florida 33326

(754) 231-1688

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Financials and Filings” at https://investors.zyversa.com/. The information contained on, or otherwise accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus.

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Up to 23,624,938 Shares of Common Stock

PRELIMINARY PROSPECTUS

__________, 2025

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses payable by the registrant in connection with the offering described in this registration statement. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,214
Accounting fees and expenses	$25,000
Legal fees and expenses	$20,000
Miscellaneous expenses	$8,289
Total	$55,503

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

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Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director or officer of the Registrant shall have any personal liability to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. The Certificate of Incorporation also limits the liability of our directors to the fullest extent permitted by the DGCL, and the Certificate of Incorporation and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2022, we have made sales of the following securities that were not registered under the Securities Act:

1.	On December 12, 2022, we issued 8,635 shares of Series A convertible preferred stock initially convertible into 2,467 shares of the Company’s common stock, and private placement warrants initially exercisable for 2,467 shares of the Company’s common stock, in each case, to certain investors in a private placement that closed concurrently with the closing of the Business Combination.

2.	On December 12, 2022, we issued 5,062 shares of Series B convertible preferred stock initially convertible into 1,449 shares of the Company’s common stock, to certain holders in a private placement that closed concurrently with the closing of the Business Combination.

3.	On December 12, 2022, we issued private placement warrants exercisable for 3,651 shares of the Company’s common stock, in each case, to certain investors in a private placement that closed concurrently with the closing of the Business Combination.

4.	On January 13, 2023, we issued 29 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $30,400.

5.	On January 13, 2023, we issued 343 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $364,800.

6.	On May 19, 2023, we issued 1,086 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $159,600.

7.	On June 5, 2023, we issued 8,703 shares of common stock to certain investors in a private placement in exchange for increasing the duration of their lockup period until July 31, 2023.

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8.	On September 14, 2023, we issued 20,347 shares of common stock underlying certain common stock purchase warrants issued in a warrant inducement transaction in September 2023, with such warrants having an exercise price of $47.50 per share.

9.	On December 14, 2023, we issued 9,000 shares of our common stock to a consultant in consideration of services rendered at a deemed issuance price of $7.38 per share.

10.	On January 2, 2024, we issued 9,000 shares of our common stock to a consultant in consideration of services rendered at a deemed issuance price of $8.80 per share.

11.	On October 14, 2024, we issued 30,000 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $69,000.

12.	On October 7, 2024, we issued 21,000 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $48,570.

13.	On February 3, 2025, we issued 60,000 shares of our common stock to a consultant in consideration of services rendered at a deemed issuance price of $1.36 per share.

14.	On March 7, 2025, we issued and sold, in a private placement, an aggregate of (i) pre-funded warrants to purchase up to an aggregate of 2,105,265 shares of common stock, and (ii) Series A-3 common stock purchase warrants to purchase up to an aggregate of 2,105,265 shares of common stock. The purchase price of each pre-funded warrant was $0.9499. The gross proceeds from the private placement were approximately $2 million, before deducting placement agent fees and other private placement expenses.

15.	On April 11, 2025, we issued 100,000 shares of our common stock to a consultant in consideration of services rendered at a deemed issuance price of $0.77 per share.

16.	On May 13, 2025, we issued 100,000 shares of our common stock to a consultant in consideration of services rendered at a deemed issuance price of $0.52 per share.

17.	On July 9, 2025, we issued the Series A-4 Warrants to purchase 6,124,930 shares of our common stock at an exercise price equal to $0.67 per share to a holder of our warrants in consideration for the holder’s exercise of the Series A-2 Warrants and the Series A-3 Warrants for aggregate gross proceeds of approximately $2.05 million.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2), including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. The offers, sales and issuances of the securities described in (i) paragraph 8 were subsequently registered pursuant to the registration statement on Form S-1 (File No. 333-268934) declared effective by the SEC on October 20, 2023 and (ii) paragraph 14 were subsequently registered pursuant to the registration statement filed on Form-3 (File No. 333-286396) declared effective by the SEC on April 9, 2025.

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Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1+	Business Combination Agreement, dated as of July 20, 2022, by and among Larkspur Health Acquisition Corp., Larkspur Merger Sub Inc., Stephen Glover and ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2022).
3.1	Second Amended and Restated Certificate of Incorporation of ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
3.2	Second Amended and Restated Bylaws of ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
3.3	Certificate of Designation relating to the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
3.4	Certificate of Designation relating to the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
3.5	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of ZyVersa Therapeutics, Inc., filed with the Delaware Secretary of State on November 30, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 30, 2023).
3.6	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of ZyVersa Therapeutics, Inc., filed with the Delaware Secretary of State on April 25, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 25, 2024).
4.1	Specimen Class A Common Stock Certificate of ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.2	Form of Warrant issued by the Company in connection with the Public Warrants (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.3	Form of Warrant issued by the Company in connection with the Private Placement Warrants (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.4	Form of Warrant issued by the Company to each PIPE Investor (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.5	Form of Bridge Warrant issued by the Company (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.6	Form of Warrant pursuant to License Agreement, dated April 18, 2019, by and between InflamaCORE, LLC and Variant Pharmaceuticals, Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Form S-4 Registration Statement, filed with the SEC on October 21, 2022).
4.7	Form of Warrant pursuant to License Agreement, dated December 15, 2015, by and between L&F Research LLC and Variant Pharmaceuticals, Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Form S-4 Registration Statement, filed with the SEC on October 21, 2022).
4.8	Form of Warrant (incorporated by reference to Exhibit 4.8 to the Company’s Amendment No. 3 to Form S-1 Registration Statement filed with the SEC on April 17, 2023).
4.9	Form of Pre-Funded Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.9 to the Company’s Amendment No. 3 to Form S-1 Registration Statement, filed with the SEC on April 17, 2023).
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.11 to the Company’s Amendment No. 2 to Form S-1 Registration Statement, filed with the SEC on July 7, 2023).
4.11	Form of Common Warrant (incorporated by reference to Exhibit 4.10 to the Company’s Amendment No. 2 to Form S-1 Registration Statement, filed with the SEC on July 7, 2023).
4.12	Warrant Amendment (incorporated by reference to Exhibit 4.8.1 to the Company’s Post-Effective Amendment No. 1 to Form S-1 Registration Statement, filed with the SEC on July 26, 2023).
4.13	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report to Form 8-K, filed with the SEC on September 14, 2023).
4.14	Form of Pre-Funded Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 11, 2023).
4.15	Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 11, 2023).
4.16	Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on December 11, 2023).
4.17	Form of Series A-1 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 1, 2024).

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4.18	Form of Series B-1 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 1, 2024).
4.19	Form of Series A-2 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 6, 2024).
4.20	Form of Pre-Funded Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025).
4.21	Form of Series A-3 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025).
4.22	Form of Amendment to Common Share Purchase Warrant, dated March 5, 2025 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025).
4.23	Form of Series A-4 Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 9, 2025).
5.1**	Opinion of Thompson Hine LLP.
10.1	Amended and Restated Registration Rights Agreement, dated as of December 12, 2022, by and among the Company and each of the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.2	Registration Rights Agreement, relating to Series A Preferred Stock, dated as of December 12, 2022, by and among the Larkspur Health Acquisition Corp. and each of the PIPE Investors (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.3	Registration Rights Agreement, relating to Series B Preferred Stock, dated as of December 12, 2022, by and among the Company and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.4+†	License Agreement, dated April 18, 2019, by and between InflamaCORE, LLC and Variant Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Form S-4 Registration Statement, filed with the SEC on October 21, 2022).
10.5+†	License Agreement, dated December 15, 2015, by and between L&F Research LLC and Variant Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.15 to the Company’s Form S-4 Registration Statement, filed with the SEC on October 21, 2022).
10.6	Second Amendment to Waiver of Certain Rights under License Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 23, 2022).
10.7	Amendment and Restatement Agreement, by and between L&F Research LLC and ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 3, 2023).
10.8+†	First Amendment to License Agreement, dated January 9, 2020, by and between L&F Research LLC and Variant Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.16 to the Company’s Form S-4 Registration Statement, filed with the SEC on October 21, 2022).
10.9#	ZyVersa Therapeutics, Inc. 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.10#	Form of Incentive Stock Option Grant Agreement under the Combined Entity 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6.1 to the Company’s Form S-4 Registration Statement, filed with the SEC on September 27, 2022).
10.11#	Form of Restricted Stock Unit Award Agreement under the Combined Entity 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6.2 to the Company’s Form S-4 Registration Statement, filed with the SEC on September 27, 2022).
10.12#	Form of Non-Qualified Stock Option Grant Agreement under the Combined Entity 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6.3 to the Company’s Form S-4 Registration Statement, filed with the SEC on September 27, 2022).
10.13#	Variant Pharmaceuticals, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Form S-4 Registration Statement, filed with the SEC on September 27, 2022).
10.14#	Form of Indemnification Agreement by and between the Company and each of its officers and directors (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.15#	Executive Employment Agreement, by and between the Company and Stephen Glover (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.16#	Executive Employment Agreement, by and between the Company and Nicholas A. LaBella (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.17#	Executive Employment Agreement, by and between the Company and Karen A. Cashmere (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.18#	Executive Employment Agreement, by and between the Company and Peter Wolfe (incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.19#	Executive Employment Agreement by and between the Company and Pablo Guzman, M.D. (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1 Registration Statement, filed with the SEC on January 27, 2023).

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10.20#	Amendment to Variant Pharmaceuticals, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).
10.21	Form of Placement Agency Agreement (incorporated by reference to Exhibit 1.1 to Company’s Form S-1 Registration Statement, filed with the SEC on April 24, 2023)
10.22	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.22 to Company’s Registration Statement on Form S-1 filed with the SEC on April 24, 2023)
10.23	Form of Escrow Agreement (incorporated by reference to Exhibit 10.23 to Company’s Form S-1 Registration Statement, filed with the SEC on April 24, 2023)
10.24	Placement Agency Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 26, 2023).
10.25	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.24 to the Company’s Amendment No. 2 to Form S-1 Registration Statement, filed with the SEC on July 7, 2023).
10.26	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on September 14, 2023).
10.27	Form of Securities Purchase Agreement, dated as of December 6, 2023, between the Company and each purchaser named in the signature pages thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 11, 2023).
10.28	Placement Agency Agreement, dated as of December 6, 2023, between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on December 11, 2023).
10.29	Inducement Letter, dated August 1, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 1, 2024).
10.30	Financial Advisory Agreement, dated August 1, 2024, between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 1, 2024).
10.31	Inducement Letter, dated November 5, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 6, 2024).
10.32	Financial Advisory Agreement, dated November 6, 2024 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 6, 2024).
10.33	Form of Securities Purchase Agreement, dated March 5, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025).
10.34	Placement Agency Agreement, dated March 5, 2025, between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025).
10.35**	Form of Equity Purchase Agreement.
10.36**	Form of Registration Rights Agreement.
10.37	Inducement Letter, dated July 8, 2025 (incorporated by reference to Exhibit 10.1 to the Company Current Report on Form 8-K, filed with the SEC on July 9, 2025).
10.38	Financial Advisory Agreement, dated July 8, 2025 (incorporated by reference to Exhibit 10.2 to the Company Current Report on Form 8-K, filed with the SEC on July 9, 2025).
16.1	Letter dated December 22, 2023 from Ernst & Young LLP to the U.S. Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Company’s Form 8-K, filed with the SEC on December 22, 2023).
16.2	Letter dated April 7, 2025 from Marcum LLP to the U.S. Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Company’s Form 8-K, filed with the SEC on April 7, 2025).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2022).
23.1*	Consent of Marcum LLP.
23.2**	Consent of Thompson Hine LLP (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
99.1	Securities Purchase Agreement, dated as of July 20, 2022, by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2022).
99.2	Securities Purchase Agreement, dated as of December 12, 2022, by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2022).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit).
107*	Filing Fee Table.

#	Management contract or compensatory plan or arrangement.
+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.
†	Certain portions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10). The Registrant agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon its request.
*	Filed herewith.
**	Previously Filed

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

(8)	that:

(a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, in the city of Weston, State of Florida, on July 18, 2025.

ZYVERSA THERAPEUTICS, INC.

By:	/s/ Stephen C. Glover
Name:	Stephen C. Glover
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized.

Signature	Title	Date

/s/ Stephen C. Glover	Chief Executive Officer, President, and Chairman	July 18, 2025
Stephen C. Glover	(Principal Executive Officer)

/s/ Peter Wolfe	Chief Financial Officer and Secretary	July 18, 2025
Peter Wolfe	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 18, 2025
Robert G. Finizio

*	Director	July 18, 2025
Min Chul Park, Ph.D.

*	Director	July 18, 2025
James Sapirstein

*	Director	July 18, 2025
Gregory Freitag

* By:	/s/ Stephen C. Glover
Stephen C. Glover, Attorney-in-fact

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